Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of PicoCELA Inc.:

We hereby consent to the inclusion in this Registration Statement of PicoCELA Inc. (the “Company”) on Amendment No. 1 to Form F-1 of our report dated June 13, 2024, except for Note 2 as to which the date is September 23, 2024; Notes 12, 13, 14, and 19 as to which the date is October 31, 2024, with respect to our audit of the Company’s consolidated financial statements as of and for the years ended September 30, 2023 and 2022 which appears in this Registration Statement on Amendment No. 1 to Form F-1.

We also consent to the reference to us under the caption “Experts” in the Registration Statement on Amendment No. 1 to Form F-1.

Diamond Bar, California

November 20, 2024